      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1997



                                                      REGISTRATION NO. 333-22045

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PACIFICAMERICA MONEY CENTER, INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            21031 VENTURA BOULEVARD

                        WOODLAND HILLS, CALIFORNIA 91364

                                 (818) 992-8999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              CALIFORNIA                               6162                               95-4465729
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                           JOEL R. SCHULTZ, PRESIDENT
                       PACIFICAMERICA MONEY CENTER, INC.

                            21031 VENTURA BOULEVARD

                        WOODLAND HILLS, CALIFORNIA 91364
                                 (818) 992-8999
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                         CATHERINE DEBONO HOLMES, ESQ.
                     JEFFER, MANGELS, BUTLER & MARMARO LLP
                     2121 AVENUE OF THE STARS -- 10TH FLOOR
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 203-8080
                               FAX (310) 203-0567
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================
                                         AMOUNT       PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF EACH CLASS OF             TO BE         OFFERING PRICE       AGGREGATE        REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED       PER SHARE(1)    OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01(1)....  55,243 Shares       $26.75(2)        $1,477,750.20         $447*
Subscriber Warrants................       300              $12.50           $3,750.00             $1
===========================================================================================================



 *  $542.00 previously paid.


(1) Which may be sold from time to time by certain Selling Security Holders.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the closing market price of the Registrant's Common Stock on April 29, 1997, as quoted in the Nasdaq National Market.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


    Pursuant to Rule 429 the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by a Registration Statement on Form S-4 (No. 33-64573) and a Registration Statement on Form S-8 (No. 333-07411) and constitutes a post-effective amendment to each of said Registration Statements. The following securities are being carried forward from the S-4 Registration Statement: (i) 289,942 shares of Common Stock registered for resale by the officers and directors of the Registrant and certain other investors as to which a filing fee of $921 was previously paid; (ii) 45,100 Subscriber Warrants registered for resale by the officers and directors of the Registrant and certain other investors; (iii) 62,881 shares of Common Stock issuable upon exercise of all outstanding Subscriber Warrants as to which a filing fee of $696 was previously paid; and (iv) 552,577 shares of Common Stock issuable upon exercise of all outstanding General Partner Warrants, as to which a filing fee of $2,914 was previously paid. The following securities are being carried forward from the S-8 Registration Statement: Up to 795,000 shares of Common Stock which may be issued by the Registrant under its 1995 Stock Option Plan, Employee Savings Plan and Employee Stock Purchase Plan, as to which a filing fee of $2,741.38 was previously paid.

================================================================================

PROSPECTUS


                         345,185 SHARES OF COMMON STOCK



                           45,180 SUBSCRIBER WARRANTS



                    611,694 SHARES OF COMMON STOCK ISSUABLE

                           UPON EXERCISE OF WARRANTS


                      UP TO 795,000 SHARES OF COMMON STOCK


                         ISSUABLE UNDER EMPLOYEE PLANS


                                     [LOGO]

                                  COMMON STOCK
                            ------------------------


     This Prospectus relates to the registration by PacificAmerica Money Center, Inc. (the "Company"), at its expense, for the account of certain affiliated and nonaffiliated stockholders who may sell their securities from time to time in open market transactions (the "Selling Security Holders") of the following securities (the "Registered Securities"): (i) up to 345,185 outstanding shares of common stock of the Company (the "Common Stock") which are currently classified as "restricted securities" and were either issued in the Corporation's June 1996 restructuring (the "Restructuring," as described in the Prospectus Summary herein) or subsequently purchased by certain executive officers and directors of the Company; (ii) up to 45,180 warrants (the "Subscriber Warrants") issued to purchasers in a rights offering (the "Rights Offering," as described in the Prospectus Summary herein); (iii) up to 611,694 shares of Common Stock issuable under all of the outstanding Subscriber Warrants and general partner warrants (the "General Partner Warrants") issued in connection with the Restructuring; and (iv) up to 795,000 shares of Common Stock issuable under the Company's 1995 Stock Option Plan, Employee Savings Plan and Employee Stock Purchase Plan.



     The Registered Securities are not being underwritten and the Company will not receive any proceeds from the sale of the Registered Securities. See "Selling Security Holders."



     The Common Stock is traded on the Nasdaq National Market under the symbol "PAMM." On April 29, 1997, the last sale price of the Company's Common Stock was $26.75



    SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The Registered Securities may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Registered Securities may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any Registered Securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.



     Upon the Company being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of Registered Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of Registered Securities involved, (iii) the price at which such Registered Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.


     All expenses incurred in connection with the registration of the Registered Securities, which expenses are not expected to exceed $80,500, are being borne by the Company.


                  THE DATE OF THIS PROSPECTUS IS MAY   , 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents heretofore filed by the Company and the Partnership under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.


     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Richard B. Fremed, Executive Vice President and Corporate Secretary, 21031 Ventura Boulevard, Suite 102, Woodland Hills, California 91364 (Telephone: (818) 992-8999, ext. 250).

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference.

     The Company is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission.

     The registration statement, including exhibits and schedules thereto, and all reports, proxy statements and other information incorporated herein by reference can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the national Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's web site (http//:www.sec.gov.)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

                                  THE COMPANY


     PacificAmerica Money Center, Inc. (the "Company," as previously defined) is a Delaware corporation formed in 1994 as a wholly owned subsidiary of Presidential Mortgage Company, a California limited partnership (the "Partnership"), for the purpose of completing a restructuring of the Partnership. On June 27, 1996, the Company and the Partnership completed the Restructuring whereby all of the assets and liabilities of the Partnership were transferred to the Company in exchange for common stock of the Company (the "Common Stock"). Pursuant to the Restructuring Plan, 603,234 shares of Common Stock were issued to partners of the Partnership (other than partners electing a "cash out option") for their interests in the Partnership and $2,855,600 was paid by the Company to partners electing a "cash out option." As a part of the Restructuring, the Company also sold to the general partner of the Partnership (the "General Partner") 563,333 warrants (the "General Partner Warrants"), each exercisable until December 27, 1997 for one share of Common Stock, at an exercise price of $15.00 per share. Concurrently with the solicitation of consent of the partners of the Partnership for the Restructuring, the Company made a rights offering to the partners of the Partnership and certain other related persons of the Partnership (the "Rights Offering"), pursuant to which a total of 324,628 shares were subscribed for and issued at $10 per share and 64,893 warrants ("Subscriber Warrants") were also issued to such subscribers, each exercisable until June 27, 1998 for one share of Common Stock at an exercise price of $12.50 per share. The Company also conducted a public offering of additional shares of Common Stock at $10 per share (the "Public Offering"). A total of 878,210 shares were issued in the Public Offering, including 114,549 shares in connection with the exercise of an over-allotment option by the underwriter of the Public Offering. The Company issued a total of 1,806,072 shares of Common Stock in connection with the Restructuring, the Rights Offering and the Public Offering.



     As of March 31, 1997, due to additional issuances of shares of Common Stock under the Company's Stock Purchase Plan and the exercise of incentive stock options, Subscriber Warrants and General Partner Warrants, a total of 1,888,554 shares of Common Stock, 62,881 Subscriber Warrants and 548,813 General Partner Warrants were outstanding. The shares of Common Stock are listed for trading on the Nasdaq National Market under the symbol "PAMM."



     From the date of its formation in 1981 until 1988, the Partnership's sole business was the direct origination and servicing of real estate secured loans under California consumer and commercial finance lender licenses. In 1988, the Partnership formed Pacific Thrift and Loan Company, a California corporation ("Pacific Thrift"), as a wholly owned subsidiary, to engage in the business of origination, purchase and sale of real estate secured loans under a California thrift and loan license. Pacific Thrift also issues deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), and is therefore subject to regulation by both the FDIC and the California Department of Corporations. Since 1990, substantially all new lending activity has been conducted by Pacific Thrift. The Company also owns another subsidiary, PacificAmerica Money Centers, Inc. ("PacificAmerica Centers"), formed for the purpose of engaging in the lending business under California finance lender and real estate licenses and other state licenses where management deems it appropriate. As of the date hereof, PacificAmerica Centers has not engaged in significant loan production, but it may become more active in the future, depending upon business requirements.



     Since its formation in 1981, the Company has specialized in the subprime residential mortgage lending business. Prior to 1994, the Company primarily originated loans to hold and service in its own loan portfolio. Beginning in 1994, the Company began to originate loans for the purpose of sale and securitization. By refocusing its business from portfolio lending to lending for securitization and expanding its lending activities geographically, the Company has been able to substantially increase its lending volume over the past two years. In 1996, management determined to discontinue all portfolio lending in order to concentrate all of its human and financial resources on loan origination for sale and securitization.

     The Company has steadily expanded its geographical lending area over the past three years. As of March 31, 1997, the Company, through its wholly-owned subsidiaries, is authorized to originate loans in 49 states and the District of Columbia.



     Until December 30, 1996, the Company owned substantially all of the interests in three subsidiaries engaged in the trust deed foreclosure services and posting and publishing businesses, Consolidated Reconveyance Company ("CRC"), a California limited partnership, Lenders Posting and Publishing Company ("LPPC"), a California limited partnership, and Consolidated Reconveyance Corporation ("CRCWA"), a Washington corporation. Effective December 31, 1996, substantially all of the assets of CRC and LPPC and all of the stock of CRCWA were sold as part of the Company's strategy to concentrate all of its financial and human resources on its primary business of residential lending for securitization.



     The Company is organized under the laws of the State of Delaware. The Company's offices are located at 21031 Ventura Boulevard, Woodland Hills, California 91364. Its telephone number is (818) 992-8999.


                                  THE OFFERING


Common Stock offered by the Selling Security
  Holders as of March 31, 1997:                up to 345,185 outstanding shares of Common
                                               Stock, 45,180 Subscriber Warrants; up to
                                               593,993 shares of Common Stock issuable under
                                               Subscriber Warrants and General Partner
                                               Warrants; and up to 795,000 shares of Common
                                               Stock issuable under the Company's Stock
                                               Option Plan, Employee Savings (401(k)) Plan
                                               and Employee Stock Purchase Plan.
Total Common Stock Issuable under Subscriber
  Warrants as of March 31, 1997:               up to 62,881 shares
Total Common Stock Issuable under General
  Partner Warrants as of March 31, 1997:       up to 548,813 shares
Common Stock outstanding as of March 31,
  1997:                                        1,888,554 shares
Nasdaq National Market Symbol:                 "PAMM"

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus and information incorporated herein by reference, prospective investors should carefully consider the following risk factors before making an investment. This Prospectus contains and incorporates by reference into it certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus and incorporated by reference herein should be read as being applicable to all related forward-looking statements wherever they appear in or are incorporated herein by reference into this Prospectus. The Company's actual results could differ materially from those discussed or incorporated herein by reference. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.


     RELIANCE ON PRIMARY LOAN PURCHASERS. The Company sells loans for securitization primarily to Aames Capital Corporation ("Aames") and Advanta Mortgage Conduit Services, Inc. ("Advanta"). If sales to either or both of these purchasers were discontinued, there can be no assurance that agreements with new purchasers would be as favorable as current arrangements with Aames and Advanta.



     RELIANCE ON CONTINUING SECURITIZATIONS. The Company has been able to substantially increase its lending volume as a direct result of its ability to sell for securitization substantial amounts of its new loan production. Any change in the market for securitized subprime residential loans could have an adverse impact on the Company's ability to continue to increase or maintain the growth of its mortgage banking business.



     COMPETITION IN THE LENDING INDUSTRY. The subprime residential mortgage industry is undergoing consolidation and increased competition, which may reduce profit margins on the Company's lending business. Larger institutions often are able to reduce loan origination costs, and thereby reduce rates to borrowers, which increases price competition among lenders. In addition, as more loans have become eligible for securitization, competition for loan product has reduced interest margins on residential loans. There can be no assurance that increasing competition will not have an adverse impact on the Company's ability to continue to increase or maintain the growth of its mortgage banking business.



     EXPOSURE TO INTEREST RATE RISK. Significant changes in interest rates may affect default and prepayment rates on loans sold by the Company for securitization and in which its retains an interest in excess spread. In addition, the Company bears an interest rate risk between the loan approval date of each loan and the date that such loan is securitized. However, loans are generally securitized on a quarterly basis, which reduces the risk of interest rate fluctuations. Further, because subprime residential loans have a higher interest rate spread than prime residential loans, fluctuations in rates which may occur during the period prior to securitization could reduce the excess spread anticipated to be retained by the Company upon securitization, but would not generally be sufficiently large to eliminate the excess spread entirely.



     RISKS OF SUBPRIME RESIDENTIAL MORTGAGE LENDING. In the subprime residential mortgage business, lenders rely in part upon low loan-to-value ratios to provide realizable value on collateral used to secure loans. However, the liquidation value of real property collateral may be adversely affected by a number of factors, including general economic conditions, regional economic conditions, natural disasters, environmental contamination and governmental regulation. Reductions in the value of real property collateral may result in higher loan losses, which could reduce the excess spread received by the Company on loans which it sells for securitization and/or result in loan losses on portfolio loans held by the Company.



     GOVERNMENTAL REGULATION. Pacific Thrift is subject to extensive governmental supervision, regulation and control. Future legislation may have the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift and thereby negatively impact the Company.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of Registered Securities offered by the Selling Security Holders, but will receive funds from the exercise of any Warrants. Any such funds will be used for working capital.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of certain terms and provisions of the Company's capital stock, which is qualified in its entirety by reference to the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Under the Certificate of Incorporation, the authorized but unissued and unreserved shares of the Company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The holders of Common Stock are entitled to dividends when, as, and if declared by the Company's Board of Directors out of funds legally available therefor. The payment of dividends by the Company will depend on the Company's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law and FDIC regulations. Each share of Common Stock will entitle the holder to one vote on all matters upon which stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

     In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Company, and subject to the prior rights of holders of any shares of the Company's Preferred Stock, if issued in the future, in the remaining assets of the Company.

     Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Company that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors of the Company to issue up to 2,000,000 shares of Preferred Stock of the Company, in one or more series, having such rights and preferences as the Board of Directors may determine, in its sole discretion. No consent of the Common Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

SUBSCRIBER WARRANTS


     For every five shares of Common Stock purchased in the Rights Offering by Partners, partners of the General Partner, or officers, directors or employees of the Partnership or its subsidiaries, the Company issued a transferable warrant for one additional share of Common Stock (collectively, "Subscriber Warrants"). A total of 64,893 Subscriber Warrants were issued in the Restructuring. The Subscriber Warrants are exercisable at any time until June 27, 1998, at a price equal to $12.50 per share. Although the Subscriber Warrants are freely transferable, they are not currently listed for trading on the Nasdaq National Market, and there is no established market for the Subscriber Warrants.

     The Common Stock issuable upon exercise of the Subscriber Warrants ("Subscriber Warrant Stock") was registered concurrently with the registration of the Common Stock issued in the Rights Offering and the Company has committed to maintain the effectiveness of such registration until the earlier of the sale of all the Subscriber Warrant Stock or five years after the date of issuance. In addition, under certain circumstances, the holders of the Subscriber Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the issuance date, for the purpose of resale of the Subscriber Warrant Stock.

     Holders of Subscriber Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as stockholders of the Company.

GENERAL PARTNER WARRANTS


     The General Partner purchased from the Company 563,333 warrants (the "General Partner Warrants") each exercisable for one share of the Common Stock. The General Partner Warrants are exercisable at any time until December 27, 1997, at an exercise price of $15 per share.


     The General Partner Warrants are non-transferable, except to and between partners of the General Partner. The Common Stock issuable upon exercise of the General Partner Warrants ("General Partner Warrant Stock") was registered concurrently with the registration of the Common Stock issued in the Rights Offering, and the Company has committed to maintain the effectiveness of such registration until the earlier of the sale of all the General Partner Warrant Stock or five years after the date of issuance. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the date of issuance for the purpose of resale of the General Partner Warrant Stock.

     Holders of General Partner Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Company in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Company.

TRANSFER AGENT

     The transfer agent for the Common Stock and the Subscriber Warrants is U.S. Transfer Corporation.

CERTAIN ANTI-TAKEOVER PROVISIONS

     There has been a recent trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, he may commence a proxy contest to have himself or his nominees elected to the board in place of certain directors, or the entire Board.

     The Board of Directors of the Company believes that an imminent threat of removal of the Company's management severely curtails its ability to negotiate effectively with such purchasers. Management is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. Takeovers or changes in management of a corporation which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

     The provisions of the Certificate of Incorporation and Bylaws described herein would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board, and could thus have the effect of entrenching incumbent management. At the same time, the provisions would help ensure that the Board, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the Stockholders. These provisions are thus intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms'-length negotiations with the Company's management and Board of Directors. The provisions are permitted under Delaware law and are consistent with the rules of the Nasdaq National Market.

     These provisions are not in response to any efforts of which the Company is aware to accumulate the Company's stock or to obtain control of the Company. The Board of Directors does not presently contemplate recommending to the stockholders for their approval any further measures which would affect the ability of third parties to change control of the Company.

     The following discussion is a general summary of material provisions of the Company's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

     Directors. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Company, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Company having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Company's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Bylaws also provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Company having preference over the Common Stock, a director may only be removed for cause by the affirmative vote of 66 1/2% of the shares eligible to vote.

     Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

     Action Without a Meeting of Stockholders. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Company having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Company.

     Absence of Cumulative Voting. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Company is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

     Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of 66 2/3% of all of outstanding voting shares, voting as a single class, of the Company and by a majority of the voting shares held by other than the interested stockholder and its affiliates, (ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its affiliates and the affirmative vote of the stockholders, as required by law,) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

     Amendment to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 66 2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

     The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders, except as provided above for certain business combinations.

     Delaware Anti-Takeover Statute. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The Company may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

     Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of
Section 2115.

     The Company has qualified to do business in the State of California. The Company's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Company would be deemed to be a quasi-California corporation.

     Management believes that the Company constitutes a Large Public Corporation and is therefor exempt from the application of Section 2115. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Company's equity securities will continue to be held by at least 800 persons. If the Company's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the NASDAQ National Market for any reason the Company could become subject to the provisions of the California law as a result of the application of Section 2115. If the Company were determined to be a quasi-California corporation, certain of the provisions of the Company's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Company's classified board of directors and the super majority voting provisions. In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Company has eliminated cumulative voting in its Certificate of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Company is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Company's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

                 REGISTRATION OF CERTAIN SECURITIES FOR RESALE


     The table below indicates the Registered Securities held by the Selling Security Holders as of March 31, 1997 and the number of shares of Common Stock and Subscriber Warrants which may be offered pursuant to this Prospectus. The Company is not aware of any plans by any of the named persons to sell their Common Stock or Warrants. However, the Common Stock, Subscriber Warrants and shares of Common Stock issuable under Subscriber Warrants and General Partner Warrants held by these individuals, and the Common Stock underlying options held by certain of these individuals, are being registered for resale in order that these individuals, or any donee, pledgee or transferee of such Registered Securities, may, from time to time in the future as they determine in their discretion, sell any number of shares of Common Stock or Subscriber Warrants which they own. The number of shares of Common Stock registered for the account of the individuals named below who are executive officers or directors of the Company may be increased by a supplement to this prospectus to the extent such persons acquire additional shares through the exercise of options issued under the 1995 Stock Option Plan, the exercise of Subscriber Warrants or General Partner Warrants, or the purchase of shares under the Company's Employee Saving Plan and/or Employee Stock Purchase Plan. The Company will not receive any of the proceeds of any future sales of such Common Stock or Subscriber Warrants. The Common Stock and Warrants listed below are not being underwritten.



                                                         SUBSCRIBER
                                                        WARRANTS AND
                                                       SHARES ISSUABLE     SHARES ISSUABLE      SHARES ISSUABLE
                                    OUTSTANDING             UNDER           UNDER GENERAL            UNDER
          AFFILIATES             RESTRICTED SHARES   SUBSCRIBER WARRANTS   PARTNER WARRANTS      STOCK OPTIONS
-------------------------------  -----------------   -------------------   ----------------   -------------------
Bruce Ackerman.................         2,669                   48                1,676                   0
Robin Ackerman custodians for
  Annie Drew Ackerman..........         1,100                    0                    0                   0
Robin Lynn Ackerman............         3,999                    0               60,000                   0
Russell G. Allison.............             0                    0                    0               1,000
Avo Avidissian.................           193                   48                1,676                   0
Darlene & Thomas Burton........            96                   24                  838                   0
Kenneth & Mary Carmona.........        12,434                2,600               21,118                   0
Cal Trust, TTEE FBO Ann White..           435                  107                3,771                   0
Cal Trust, TTEE FBO Debra
  Fontana......................           444                  109                3,855
Debra Hamlyn...................            96                   24                  838                   0
Cal Trust, TTEE FBO Debra
  Hamlyn.......................           338                   83                2,933                   0
Constance M. DeRosa............         6,963                1,310               46,134                   0
Deanna V. DeRosa...............           966                  238                8,380                   0
John Alen DeRosa...............           966                  238                8,380                   0
John A. DeRosa.................         6,963                1,310               46,134                   0
Vincent P. DeRosa..............           966                  238                8,380                   0
Elaine & Nelson Fay............           227                   36                1,257                   0
Frank & Debbe Fontana..........            96                   24                  838                   0
Richard B. Fremed & Ellen F.
  Fremed.......................         6,794                1,233               25,812                   0
Richard B. Fremed..............             0                    0                    0               9,000
Jay Fremed.....................           387                   95                2,652                   0
Marc Fremed....................           503                  124                4,358                   0
Hobbs Family Trust.............         1,932                  476               16,761                   0
Edward & Marjorie Illig........           966                  238                8,380                   0
Edward & Marjorie Illig, Family
  Trust-1980...................         1,233                    0                    0                   0
Illig Five.....................         2,199                  238                8,380                   0

                                                         SUBSCRIBER
                                                        WARRANTS AND
                                                       SHARES ISSUABLE     SHARES ISSUABLE      SHARES ISSUABLE
                                    OUTSTANDING             UNDER           UNDER GENERAL            UNDER
          AFFILIATES             RESTRICTED SHARES   SUBSCRIBER WARRANTS   PARTNER WARRANTS      STOCK OPTIONS
-------------------------------       -------              ------              -------              -------
Victor J. Illig Trust..........         2,367                  583               20,532                   0
Norman Jeffer..................         8,094                    0                    0                   0
Arnold Jeffer..................         9,443                    0                    0                   0
Frank Landini..................        15,218                    0                    0              18,000
Norman A. & Roslyn Markiewicz..        34,518                5,647               57,992                   0
Norman A. Markiewicz...........             0                    0                    0               9,000
James C. Neuhauser.............         6,600                    0                    0               1,000
Christopher J. & Joni L.
  O'Keefe......................           290                   71                2,514                   0
Transcorp C/F Joni O'Keefe.....           254                    0                    0                   0
Transcorp C/F Christopher
  O'Keefe......................           254                    0                    0                   0
Paine Webber TTEE Bruce
  Jeffer.......................         8,195                  357               12,571                   0
Paine Webber TTEE Kathleen L.
  Jeffer, IRA..................         8,195                  357               12,571                   0
Cal Trust, TTEE FOB Robert
  Rye..........................           145                   36                1,257                   0
Harvey & Beatrice Schultz
  Trust........................        10,802                  476               16,765                   0
The Schultz Living Trust, dated
  9/16/96......................        85,574               19,239               54,058                   0
Joel R. Schultz................        15,000                3,000                    0              51,000
Toby Schultz...................         5,000                1,000                    0                   0
Ricky Schultz..................           966                  238                7,130                   0
Lillian Shlakman, TTEE for Jill
  Ruth Barsky, Jeffrey David
  Barsky, Marc S. Fremed & Jay
  L. Fremed....................           762                    0                    0                   0
Alan J. Siebler................         1,500                  300                    0               1,000
Charles Siegel.................         9,719                    0                    0              14,000
Richard W. & Rebecca L.
  Smith........................           725                  179                6,285                   0
Barbara Stewart................         1,546                  381               13,409                   0
Arline Susswein................         1,932                  476               16,761                   0
Arline Susswein TTEE of The
  Susswein Family Trust........         1,644                    0                    0                   0
Mina Taub......................         3,372                    0                    0                   0
Mac W. & Barbara D.
  Updegraft....................           290                   71                    0                   0
Paul D. & Paula Weiser Family
  Trust........................         5,936                1,309               10,895                   0
Paul D. Weiser.................             0                    0                    0               1,000
Winograd 1982 Trust............         3,865                  951               33,522                   0
Richard D. Young...............        45,514                1,600                    0              53,000
Kip Grossman...................         1,000                    0                    0                   0
Ann Simon......................         1,000                    0                    0                   0
Robert Rye.....................         1,500                    0                    0                   0
Anthony Morones................         1,000                    0                    0                   0
                                      -------               ------              -------             -------
          Total................       345,185               45,180              548,813             157,000
                                      =======               ======              =======             =======

                              PLAN OF DISTRIBUTION


     The Registered Securities may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Registered Securities may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any Registered Securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.



     Upon the Company being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of Registered Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of Registered Securities involved, (iii) the price at which such Registered Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.



     The Selling Security Holders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Security Holders who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M. Each selling Security Holder must also furnish each broker through whom Registered Securities are sold copies of this Prospectus.


                                 LEGAL MATTERS


     Certain legal matters in connection with the issuance of the Common Stock have been passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Bruce P. Jeffer, Esq., a partner of Jeffer, Mangels, Butler & Marmaro LLP, is a beneficial owner of 14,036 shares of Common Stock, 1,525 Subscriber Warrants and 12,571 General Partner Warrants of the Company.

                                    EXPERTS


     The consolidated financial statements of the Partnership and its subsidiaries incorporated by reference herein and in the registration statement, at and for the year ended December 31, 1994 and for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Partnership and its subsidiaries at and the for each of the two years ended December 31, 1996 and 1995 and for the two years in the period ended December 31, 1996, incorporated by reference herein and in the registration statement, have been included herein in reliance on the report of BDO Seidman, LLP, independent certified public accountants, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................    2
Additional Information................    2
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................    6
Description of Capital Stock..........    6
Registration of Certain Securities for
  Resale..............................   11
Plan of Distribution..................   13
Legal Matters.........................   13
Experts...............................   14


======================================================
======================================================


                               345,185 SHARES OF


                                  COMMON STOCK



                           45,180 SUBSCRIBER WARRANTS



                               611,694 SHARES OF


                             COMMON STOCK ISSUABLE


                           UPON EXERCISE OF WARRANTS



                               795,000 SHARES OF


                                  COMMON STOCK


                                 ISSUABLE UNDER

                                 EMPLOYEE PLANS


                                 PACIFICAMERICA


                               MONEY CENTER, INC.

                              --------------------

                                   PROSPECTUS

                              --------------------

                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.


        Securities and Exchange Commission registration fee................  $   542
        Accounting fees and expenses.......................................  $20,000
        Printing and engraving expenses....................................  $20,000
        Transfer agent and registrar (fees and expenses)...................  $     0
        Blue Sky fees and expenses (including counsel fees)................  $ 5,000
        Other legal fees and legal expenses................................  $25,000
        Miscellaneous expenses.............................................  $ 9,958
                                                                             -------
                  Total....................................................  $80,500


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors and executive officers whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Company or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     THE COMPANY HAS PURCHASED A DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY INSURING DIRECTORS AND OFFICERS OF THE COMPANY.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS


        EXHIBIT
        NUMBER                                   DESCRIPTION
        ------   ----------------------------------------------------------------------------
         3.1     Amended and Restated Certificate of Incorporation of the Company,
                 incorporated by reference to Exhibit 3.1 of the Registrant's Registration
                 Statement on Form S-4 (File No. 33-64573), as filed with the Securities and
                 Exchange Commission on December 22, 1995, as amended and declared effective on May 14, 1996 (the "S-4 Registration Statement").
         3.2     Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the S-4
                 Registration Statement.
         4.1     Specimen Common Stock Certificate of the Company, incorporated by reference to Exhibit 4.1 of the S-4 Registration Statement.

        EXHIBIT
        NUMBER                                   DESCRIPTION
        ------   ----------------------------------------------------------------------------
         4.2     Subscriber Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 4.3 of the S-4 Registration Statement.
         4.3     General Partner Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 4.2 of the S-4 Registration Statement.
         5.1     Opinions of Jeffer, Mangels, Butler & Marmaro L.L.P., incorporated by reference to Exhibit 5.1 of the S-4 Registration Statement and Exhibit 5.1
                 of the Registrant's Registration Statement on Form S-8 (File No. 333-07411),
                 as filed with the Securities and Exchange Commission on July 2, 1996.
        23.1     Consent of Ernst & Young LLP
        23.2     Consent of BDO Seidman, LLP
        23.3     Consent of Jeffer, Mangels, Butler & Marmaro L.L.P.
        24.      Power of Attorney (incorporated by reference to page II-4 of the
                 Registration Statement on Form S-3).


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:


          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


            (i) To include any Prospectus required by section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 13(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 2nd day of May, 1997.


                                          PACIFICAMERICA MONEY CENTER, INC.

                                          By: /s/ JOEL R. SCHULTZ
                                             --------------------------------
                                                      Joel R. Schultz,
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joel R. Schultz as his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


                   SIGNATURE                                 TITLE                   DATE
-----------------------------------------------  -----------------------------  ---------------

             s/ JOEL R. SCHULTZ                  Director, Chief Executive          May 2, 1997
 -----------------------------------------       Officer and Chairman of the
                Joel R. Schultz                  Board


             s/ RICHARD D. YOUNG                 Director and Executive Vice        May 2, 1997
------------------------------------------       President
              Richard D. Young


           s/ CHARLES J. SIEGEL                  Chief Financial and                May 2, 1997
------------------------------------------       Accounting Officer
               Charles J. Siegel


           s/ JAMES C. NEUHAUSER                 Director                           May 2, 1997
------------------------------------------
              James C. Neuhauser


             s/ PAUL D. WEISER                   Director                           May 2, 1997
------------------------------------------
                Paul D. Weiser

                               INDEX TO EXHIBITS


                                                                                 SEQUENTIALLY
  EXHIBIT                                                                          NUMBERED
  NUMBER                                DESCRIPTION                                  PAGE
                                                                                 -------------
   3.1     Amended and Restated Certificate of Incorporation of the Company,
           incorporated by reference to Exhibit 3.1 of the Registrant's
           Registration Statement on Form S-4 (File No. 33-64573), as filed with the Securities and Exchange Commission on December 22, 1995, as
           amended and declared effective on May 14, 1996 (the "S-4 Registration
           Statement")..........................................................
   3.2     Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the S-4 Registration Statement.......................................
   4.1     Specimen Common Stock Certificate of the Company, incorporated by reference to Exhibit 4.1 of the S-4 Registration Statement...........
   4.2     Subscriber Warrant Agreement and Warrant Certificate, incorporated by reference to Exhibit 4.3 of the S-4 Registration Statement...........
   4.3     General Partner Warrant Agreement and Warrant Certificate,
           incorporated by reference to Exhibit 4.2 of the S-4 Registration
           Statement............................................................
   5.1     Opinions of Jeffer, Mangels, Butler & Marmaro L.L.P. dated May 13,
           1996 and June 27, 1996, incorporated by reference to Exhibit 5.1 of the S-4 Registration Statement, and Exhibit 5.1 of the Registrant's
           Registration Statement on Form S-8 (File No. 333-07411), as filed with the Securities and Exchange Commission on July 2, 1996..........
  23.1     Consent of Ernst & Young LLP.........................................
  23.2     Consent of BDO Seidman, LLP..........................................
  23.3     Consent of Jeffer, Mangels, Butler & Marmaro L.L.P. .................
  24.      Power of Attorney (incorporated by reference to page II-4 of the
           Registration Statement on Form S-3)..................................